Press Release

Spirit Realty Capital, Inc. Comments on Recent Events Regarding SMTA
- Accelerates Completion of Spirit’s Transition to a Simplified, Pure Play, Net Lease REIT -
- Will hold conference call at 10:30 AM ET Today, Wednesday, January 16, 2019 -
Dallas, Texas, January 16, 2019 (Business Wire) - Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today commented on the anticipated impact of the announcement by Spirit MTA REIT, (NYSE: SMTA), currently externally managed by Spirit, that its Board intends to accelerate their strategic plan. A presentation titled, ‘SRC Business Update, January 2019’, has also been posted to the Investor Relations section of Spirit’s website.
“In light of the recent news, we feel strongly that our hard work over the past two years has positioned Spirit well. At this time, SMTA has ample liquidity and capacity to meet its obligations to Spirit and we believe the acceleration of their strategic plan meaningfully benefits Spirit in several ways,” said Jackson Hsieh, President and Chief Executive Officer. “This accelerated timeline allows Spirit to pull forward significant proceeds, which can be redeployed into triple net assets and / or to strengthen the balance sheet by reducing leverage. Further, we expect that a nearer term expiration of Spirit’s three-year management contract with SMTA will improve our organic growth by removing a flat income stream and removing the uncertainty around the duration of that income stream. Finally, and most importantly, the permanent separation of SRC and SMTA should benefit SRC’s cost of capital as Spirit completes its transition to a simplified, pure play net lease REIT.”

CONFERENCE CALL DETAILS
Spirit's management team will host a conference call and audio webcast today Wednesday, January 16, 2019, at 10:30 AM Eastern Time.
Interested parties can listen to the call via the following:
INTERNET: Go to www.spiritrealty.com and select the investor relations page at least 15 minutes prior to the start time of the call in order to register, download and install any necessary audio software. The webcast will be accessible for three months.
PHONE: No access code required.
(877) 407-9208 (Domestic) / (201) 493-6784 (International)
REPLAY: Available through January 30, 2019 with access code 13686727
(844) 512-2921 (Domestic) / (412) 317-6671 (International)

ABOUT SPIRIT REALTY
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in high-quality, operationally essential real estate, subject to long-term net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial, office and data center properties.

As of September 30, 2018, our diversified portfolio was comprised of 1,523 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 28.7 million square feet, are leased to approximately 252 tenants across 49 states and 32 industries.
Investor Contact:
(972) 476-1403
InvestorRelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words and phrases such as "expect," "plan," "will," "estimate," "project," "intend," "believe," "guidance," "approximately," "anticipate," "may," "should," "seek" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters but are meant to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and Spirit may not be able to realize them. Spirit does not guarantee that the events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual and future events or results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the Consumer Price Index; Spirit's continued ability to implement its business strategy and source new investments; risks associated with using debt to fund Spirit's business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of Spirit's common stock, conditions of the equity and debt capital markets, and ability to access debt and equity capital markets, generally); Spirit's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; Spirit's ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Spirit's properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from Spirit's expectations, dependence on tenants' financial condition and operating performance, competition from other developers, owners and operators of real estate, tenant defaults, potential liability relating to environmental matters, potential illiquidity of real estate investments, condemnations, and potential damage from natural disasters); the financial performance of Spirit's tenants and the demand for retail and restaurant space, particularly with respect to challenges being experienced by general merchandise retailers;  risks associated with Spirit's failure or unwillingness to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended; Spirit's ability to diversify its tenant base; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit or its major tenants; Spirit's ability to manage its expanded operations, including Spirit Realty, L.P.'s external management of SMTA; uncertainties as to the impact of the spin-off by Spirit of the assets that collateralize Master Trust 2014, properties leased to Shopko, and certain other assets into Spirit MTA REIT on May 31, 2018 ("spin-off") on Spirit's business; and other additional risks discussed in Spirit's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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